Genesee & Wyoming Reports Results for the First Quarter of 2007

GREENWICH, Conn., May 1, 2007 /PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported that net income in the first quarter of 2007 increased 2.2% to $14.3 million, compared with net income of $14.0 million in the first quarter of 2006. GWI's diluted earnings per share (EPS) in the first quarter of 2007 increased 3.0% to $0.34 with 41.9 million shares outstanding, compared with diluted EPS of $0.33 with 42.4 million shares outstanding in the first quarter of 2006. Operating losses from GWI's hurricane-damaged Mexico operations reduced EPS by $0.03 in the first quarter of 2007 compared with no EPS impact in the first quarter of 2006. GWI also announced today that it had repurchased 1.5 million shares during the first quarter of 2007 at an average price of $25.30 per share.

Operating Results

In the first quarter of 2007, GWI's revenue increased 15.8% to $130.8 million, compared with $113.0 million in the first quarter of 2006. Revenue increased by $20.1 million due to acquisitions, primarily Genesee & Wyoming Australia Pty Ltd (GWA), partially offset by a same-railroad decrease in revenue of $2.3 million, of which $1.7 million was due to a decline in revenue from GWI's Mexico operations.

Same-railroad revenue in the U.S. and Canada decreased $0.6 million, as a $1.3 million increase in non-freight revenue, primarily due to new industrial switching contracts and higher revenue at GWI's port railroads, was more than offset by a $1.9 million decline in freight revenue. This decline in freight revenue was the result of a 7.3% decrease in carloads, partially offset by an increase in average revenue per carload of 5.3%. The decrease in freight revenue was principally composed of a $1.2 million decline in coal, a $0.8 million decline in lumber and forest products, and a $0.8 million decline in minerals and stone, partially offset by a net increase of $0.9 million in all other commodities. The increase in average revenue per car was due to higher rates of 7.0%, partially offset by a 0.8% decrease in fuel surcharges and a 0.9% decrease due to change in commodity mix. Including GWI's Mexico operations and the effect of acquisitions, average revenue per car increased 1.1%.

GWI's operating income in the first quarter of 2007 was $22.1 million, unchanged from the first quarter of 2006. The operating ratio was 83.1% in the first quarter of 2007, compared with an operating ratio of 80.5% in the first quarter of 2006. The operating ratio for the first quarter of 2007 was impacted by (i) a $1.4 million operating loss from GWI's Mexico operations, (ii) a tunnel fire in Oregon, which cost $0.7 million, and (iii) the higher operating ratio of the GWA acquisition (which includes low margin third-party fuel sales).

Free Cash Flow (dollars in millions) (1)

	Quarter Ended
	March 31,
	2007	2006

Net cash provided by operating activities	$30.2	$27.5
Net cash used in investing activities	(1.4)	(6.3)
Free cash flow	$28.8	$21.2

For the quarter ended March 31, 2007, GWI's operations generated net cash from operating activities of $30.2 million and free cash flow of $28.8 million. For the quarter ended March 31, 2006, GWI generated net cash from operating activities of $27.5 million and free cash flow of $21.2 million. Net cash used in investing activities in the first quarter of 2007 included $6.0 million in purchases of property and equipment, partially offset by $4.5 million in cash received from government grants and insurance proceeds for capital projects completed in 2006.

Comments from the Chief Executive Officer

Mortimer B. Fuller, Chairman and Chief Executive Officer of GWI, commented, "Our financial results for the first quarter of 2007 were slightly weaker than our outlook, primarily due to lower shipments of paper and forest products in our Oregon and Southern Regions. Elsewhere in the U.S. and in Canada, our business is performing well in the current economy. Meanwhile, South Australia continues to meet our expectations thanks to strength from the natural resources sector.

"We remain intensely engaged with the Mexican Government in reaching an agreement with respect to the rebuilding of the Chiapas line in Mexico. Reaching resolution is of the highest priority to GWI, and we expect to determine if we can reach a mutually acceptable agreement with the Mexican Government in the near term."

"Conference Call and Webcast Details"

As previously announced, GWI's conference call to discuss financial results for the first quarter will be held Tuesday, May 1, 2007, at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is 888-428-4480; outside U.S., call 651-291-5254, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "First Quarter Earnings Audio Webcast." An audio replay of the conference call will be accessible via the Investors tab of GWI's website starting at 2:30 p.m. Tuesday, May 1, 2007.

About Genesee & Wyoming Inc.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Operations currently include 48 railroads organized in 10 regions, as well as service at 12 U.S. ports, contract coal loading and industrial switching. GWI operates more than 6,800 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

(1) Management views Free Cash Flow, as reconciled within this earnings release, as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities less Net Cash Used in/Provided by Investing Activities, excluding the Cost of Acquisitions/Proceeds from Divestitures. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as required dividend payments and principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with Generally Accepted Accounting Principles (GAAP).

Contact:
Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

OPERATING REVENUES	$130,827	$112,982

OPERATING EXPENSES	108,758	90,922
INCOME FROM OPERATIONS	22,069	22,060

EQUITY INCOME OF UNCONSOLIDATED
INTERNATIONAL AFFILIATES	-	2,007
INTEREST INCOME	3,363	100
INTEREST EXPENSE	(3,823)	(5,008)
OTHER (EXPENSE) INCOME, NET	(83)	445

INCOME BEFORE INCOME TAXES	21,526	19,604

PROVISION FOR INCOME TAXES	7,206	5,590

NET INCOME	$14,320	$14,014

BASIC EARNINGS PER COMMON SHARE	$0.38	$0.38

WEIGHTED AVERAGE SHARES - BASIC	37,270	37,326

DILUTED EARNINGS PER COMMON SHARE	$0.34	$0.33

WEIGHTED AVERAGE SHARES -
DILUTED	41,861	42,411

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	March 31,	December 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$235,846	$240,206
Accounts receivable, net	106,181	117,099
Materials and supplies	11,971	11,302
Prepaid expenses and other	16,030	14,695
Deferred income tax assets, net	7,604	7,617
Total current assets	377,632	390,919

PROPERTY AND EQUIPMENT, net	573,784	573,292
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,588	4,644
GOODWILL	37,874	37,788
INTANGIBLE ASSETS, net	119,778	120,669
DEFERRED INCOME TAX ASSETS, net	2,387	2,697
OTHER ASSETS, net	10,516	11,055
Total assets	$1,126,559	$1,141,064

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$15,653	$4,372
Accounts payable	97,802	98,186
Accrued expenses	35,057	38,364
Income tax payable - Australia	95,073	91,925
Deferred income tax liabilities, net	443	291
Total current liabilities	244,028	233,138

LONG-TERM DEBT, less current portion	229,866	241,313
DEFERRED INCOME TAX LIABILITIES, net	75,212	72,876
DEFERRED ITEMS - grants from governmental agencies	58,004	56,588
OTHER LONG-TERM LIABILITIES	17,042	16,962

TOTAL STOCKHOLDERS' EQUITY	502,407	520,187
Total liabilities and
stockholders' equity	$1,126,559	$1,141,064

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,320	$14,014
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,894	7,311
Amortization of restricted stock and units	329	143
Compensation cost related to stock options	877	877
Excess tax benefits from share-based compensation	(420)	(2,341)
Deferred income taxes	2,752	4,547
Net gain on sale and impairment of assets	(50)	(94)
Equity income of unconsolidated international affiliates, net of tax	-	(1,415)
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	7,781	1,216
Materials and supplies	(613)	22
Prepaid expenses and other	(1,288)	(520)
Accounts payable and accrued expenses	(3,316)	4,004
Income tax payable - Australia	930	-
Other assets and liabilities,net	957	(308)
Net cash provided by operating activities	30,153	27,456

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of government grants	(2,886)	(6,592)
Insurance proceeds for the replacement of assets	1,422	-
Valuation adjustment of split dollar life insurance	37	12
Proceeds from disposition of property and equipment	79	306
Net cash used in investing activities	(1,348)	(6,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term
borrowings, including capital
leases	(458)	(77,208)
Proceeds from issuance of
long-term debt	-	53,500
Net proceeds from employee stock
purchases	1,552	2,365
Treasury stock purchases	(37,370)	-
Excess tax benefits from
share-based compensation	420	2,341
Net cash used in financing
activities	(35,856)	(19,002)

EFFECT OF EXCHANGE RATE CHANGES ON
CASH AND CASH EQUIVALENTS	2,691	(543)

(DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS	(4,360)	1,637
CASH AND CASH EQUIVALENTS, beginning
of period	240,206	18,669
CASH AND CASH EQUIVALENTS, end of
period	$235,846	$20,306

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)
	Three Months Ended
	March 31,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$88,634	67.7%	$85,514	75.7%
Non-freight	42,193	32.3%	27,468	24.3%

Total revenues	$130,827	100.0%	$112,982	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$43,207	33.0%	$37,191	32.9%
Equipment rents	9,902	7.6%	9,906	8.8%
Purchased services	10,249	7.8%	7,351	6.5%
Depreciation and amortization	7,894	6.0%	7,311	6.5%
Diesel fuel used in operations	11,500	8.8%	11,276	10.0%
Diesel fuel sold to third parties	4,942	3.8%	-	0.0%
Casualties and insurance	5,219	4.0%	2,783	2.5%
Materials	6,484	5.0%	5,795	5.1%
Net gain on sale and impairment of
assets	(50)	0.0%	(94)	-0.1%
Other expenses	9,411	7.1%	9,403	8.3%

Total operating expenses	$108,758	83.1%	$90,922	80.5%

Functional Classification
Transportation	$42,362	32.4%	$38,400	34.0%
Maintenance of ways and structures	11,907	9.1%	9,926	8.8%
Maintenance of equipment	19,087	14.6%	16,432	14.5%
Diesel fuel sold to third parties	4,942	3.8%	-	0.0%
General and administrative	22,616	17.2%	18,947	16.8%
Net gain on sale and impairment of
assets	(50)	0.0%	(94)	-0.1%
Depreciation and amortization	7,894	6.0%	7,311	6.5%

Total operating expenses	$108,758	83.1%	$90,922	80.5%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006

Commodity Group	Freight Revenues	Carloads	Average Revenue Per Carload	Freight Revenues	Carloads	Average Revenue Per Carload

Pulp & Paper	$17,528	32,057	$547	$17,399	35,362	$492
Coal, Coke & Ores	15,877	49,116	323	17,024	51,695	329
Farm & Food Products	10,584	23,502	450	6,135	16,210	378
Metals	9,157	20,018	457	9,401	22,392	420
Lumber & Forest Products	8,758	20,942	418	9,529	25,432	375
Minerals & Stone	8,752	29,992	292	8,199	20,039	409
Chemicals-Plastics	6,253	10,568	592	6,239	10,999	567
Petroleum Products	6,189	8,227	752	6,451	8,562	753
Autos & Auto Parts	1,837	3,605	509	1,666	3,434	485
Intermodal	282	537	525	451	1,035	436
Other	3,417	15,469	221	3,020	13,614	222

Totals	$88,634	214,033	414	$85,514	208,774	410

SOURCE Genesee & Wyoming Inc.
-0-	05/01/2007
/CONTACT: Michael Williams of GWI Corporate Communications,
+1-203-629-3722, mwilliams@gwrr.com/
/Web site: http://www.gwrr.com/
(GWR)